Exhibit 99.1

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14 Adar 5784, March 27, 2024 File No. 63461-03-24 Judge Y. Persky	Decision

An urgent hearing is hereby scheduled for next Thursday, April 4, 2024 at 11:00 a.m.

Counsel for the Petitioner are requested to serve a copy of the motion and this decision on the Commissioner by personal delivery within 24 hours.

Counsel for the Petitioner are requested to deliver a hard copy of the motion to the Court in the next few days ahead of the scheduled hearing (and, if a hard copy has been delivered to the Court, it can be assumed that it will quickly reach my office via the office of the court clerk).

The motion is exceptional compared to similar motions or, more precisely, it is very unique. On the face of it, if the motion and this decision are served on the relevant parties that are likely to be harmed, and if these parties are given the opportunity to address the motion, the chances of receiving the main remedies are higher. For example, the request to order a mechanism for approving the arrangement even without convening a creditors’ meeting and without an arrangement administrator. It is clarified that these matters will be considered at the specially scheduled hearing after receiving the position of the Commissioner.

The Petitioners are therefore requested to serve a copy of the motion and this decision on the relevant material parties within 24 hours by personal delivery.

Parties on which counsel for the Petitioner serve the motion and this decision and any other relevant party may file written responses up to 24 hours before the hearing, i.e., by 11:00 a.m. on April 3, 2024.

***Signed digitally ***

14 Adar 5784, March 27, 2024 File No. 63461-03-24 Judge Y. Persky	Decision

Further to decision that was entered a few minutes ago, I addressed the fact that the motion and decision should be served on the relevant material parties, in particular to improve the chances of the remedies being awarded as sought.

For the sake of good order, counsel for the Petitioner are requested to file a notice the day before the hearing specifying the list of parties on which the motion and decision were served.

***Signed digitally ***

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Gamida Cell Ltd.

Company No. 512601204

Creditors’ Arrangement between the Company and its Interested Parties

Pursuant to Section 322 of the Bankruptcy and Economic Rehabilitation Law

Whereas	The Company owes debts to the Creditors of the Company, including the Lender (as defined below) and is unable to repay them from its resources; and

Whereas	The economic expert opinion attached as Appendix A to this Arrangement (the “Economic Expert Opinion”) has been submitted to the board of directors of the Company, and, according to the Economic Expert Opinion, the value of the assets of the Company is lower than the value of its liabilities, and the conditions prescribed under the Bankruptcy Law (as defined below) for submitting the Arrangement for the approval of the shareholders of the Company are not satisfied; and

Whereas	After examining the state of the Company, all of the circumstances and modes of action available to it, and after exhausting every effort and attempt to find solutions for the situation of the Company for a prolonged period, the relevant institutions of the Company have determined that the only way for the Company to continue to exist as a going concern and to repay its debts to its creditors is by executing the arrangement that is hereby proposed to the creditors; and

Whereas	The Company wishes to propose an arrangement to all of its interested parties pursuant to Part X of the Bankruptcy Law.

Therefore, it is warranted, stipulated and agreed between the parties, as follows:

1.	Interpretation and definitions

This Arrangement will be interpreted in accordance with the MOU (as defined in section 3 below).

In this Arrangement, the following terms will have the meanings stated next to them, as follows, unless expressly stated otherwise:

1.1	“Court” – The court hearing the Motion to Approve the Arrangement.

1.2	“Arrangement” or “Creditors’ Arrangement” – This arrangement together with the MOU (as defined in section 3 below), which constitutes an integral part of this Arrangement.

1.3	“Relevant Debt” – The amount that a creditor will be entitled to pursuant to this Arrangement, namely: (a) With respect to a creditor that is included in the Form 1 that is attached to the Motion to Convene Meetings: The amount stated in relation to that creditor in the list in the Form 1 that is attached to the Motion to Approve the Settlement; (b) with respect to a creditor that is not included in the Form 1 and that submits a proof of debt to the Company: The amount of the debt as approved by the Company subject to the decision of the Court in any appeal that may be filed in respect of the debt decision.

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1.4	“Past Debts” – All of the liabilities and debts of the Company of any sort to its creditors of any sort, known or unknown, the ground for which arose up to the date of the submission of the proof of debt, and any claims, allegations and demands of any sort, known or unknown, against the Company the ground for which arose up to (and including) the Execution Date (as defined below) by any party, including in respect of any claim, allegation or demand that is certain or contingent, existing or future, known or unknown, monetary or otherwise, fixed or not fixed, pursuant to an agreement or pursuant to a law, whether or not legal proceedings have been taken in respect of it, whether or not the matter is governed by this Arrangement, and including allegations and/or demands and/or claims relating to the Arrangement itself, whether or not a proof of debt has been submitted in respect thereof, whether the Company is the sole defendant in relation thereto, whether it is together with others, whether it arises on grounds of contract or tort, piercing the corporate veil, unjust enrichment or any other ground, including claims in respect of indemnification and third-party notices; and all of the foregoing is not intended to be exclusive but solely to be inclusive.

1.5	“Bankruptcy Law” or the “Law” – The Bankruptcy and Economic Rehabilitation Law, 5778-2018.

1.6	“Company” – Gamida Cell Ltd, Company No. 512601204.

1.7	“Execution Date” or “Arrangement Effectiveness Date” – The date on which the Arrangement Effectiveness Conditions Precedent (as this term is defined in the Arrangement) are satisfied.

1.8	“Proof of Debt Deadline” – The deadline for the submission of debt claims (hereinafter also: “Proofs of Debt”), as will be determined by the Court.

1.9	“Creditors of the Company” – All of the creditors of the Company that have, had or will have a cause of action against the Company in respect of “Past Debts” of any sort, known or unknown, including, without derogating from the generality of the foregoing, ordinary creditors, secured creditors, employees and any other creditor with any debt (including future and contingent debts).

1.10	“Lender” – Each of the following:

1.	Highbridge Tactical Credit Master Fund, L.P.

2.	Highbridge Tactical Credit Institutional Fund, Ltd.

3.	Highbridge Convertible Dislocation Fund, L.P.

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1.11	“Court Order” – The order referred to in section 7.1 below.

1.12	“Arrangement Effectiveness Conditions Precedent” – The conditions precedent for the Arrangement that are set forth in section 7 below.

1.13	“Existing Rights Holders” – Any person or entity that holds rights to capital in the Company.

2.	The Arrangement – General

2.1	Subject to the satisfaction of the Arrangement Effectiveness Conditions Precedent and as from the Execution Date, this Arrangement will exclusively and absolutely formulate and express the relationship, rights and liabilities as between the Company, the Creditors of the Company, the existing shareholders and the Existing Rights Holders, and will exhaust and settle the status of all of the Past Debts of the Company.

2.2	After this Arrangement enters into effect, and subject to the execution of the payments of the Past Debts to the Creditors of the Company in the order and on the dates as provided in this Arrangement, the Company will be exempt from all of the Past Debts, and none of the Creditors of the Company, the existing shareholders and Existing Rights Holders will be able to obtain satisfaction from the Company and any party on its behalf in respect of the Past Debts, or will be able to file any claim in respect thereof against it or any party on its behalf, except to the extent that they have such a right by virtue of this Arrangement, except concerning the creditors’ claims outlined in the Form 1 appendix, which are in the ordinary course of business and which will continue to be paid as ordered.

2.3	During the period of the execution of the Arrangement, the Company will continue to operate as a going concern.

3.	Undertakings of the Company and the Lender for the benefit of the Arrangement

3.1	Attached to this Arrangement are The Restructuring Support Agreement and the accompanying memorandum of understanding (“MOU”), which contains the principles of the agreed arrangement (hereinabove and hereinafter, together with its appendices: the “Restructuring Support Agreement”), which has been entered into between the Lender, of the first part, and the Company and its wholly-owned (100%) subsidiary, Gamida Cell Inc., which is incorporated in Delaware, United States, of the second part. The MOU and the Restructuring Support Agreement are attached as Appendix B.

3.2	Under the Restructuring Support Agreement, the Lender has agreed, as long as the Restructuring Support Agreement is in effect, and subject to the conditions prescribed in the Restructuring Support Agreement, not to exercise its rights and/or conduct collection and/or other enforcement activities in relation to events of default under the loan agreements, notes and other documents by virtue of which the Lender has lent money to the Subsidiary with the guarantee of the Petitioner.

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3.3	Additionally, the Lender has undertaken under the Restructuring Support Agreement not to commence legal proceedings against the Company and other parties related to the Company and not to perform any act against the Company that may frustrate or delay the Creditors’ Arrangement that is inconsistent with the Creditors’ Arrangement for as long as the Restructuring Support Agreement is in effect in accordance with its terms.

3.4	The Restructuring Support Agreement also establishes undertakings of the Company to the Lender during the period of the Arrangement, including with respect to its rights to receive information, the activities of the Company in the ordinary course of business, an agreed budget of the Company for the period of the Arrangement, and the terms for terminating the Restructuring Support Agreement in the cases prescribed under the Restructuring Support Agreement.

3.5	The Lender has further undertaken to vote in favor of the Arrangement at the creditors’ meetings (to the extent it is necessary to convene them) and in any other forum at which it has influence.

3.6	Pursuant to the Restructuring Support Agreement and subject to the approval of the Arrangement and its entry into effect, the Lender will advance financing to the Company by way of a secured loan in the total amount of $50 million to finance the activity of the Company when it exits the Arrangement, which includes:

3.6.1	An amount of $30 million on the Arrangement Effectiveness Date (or shortly thereafter) pursuant to a financing agreement, which will be advanced to the Company as secured senior debt.

3.6.2	The amount of the secured debt to the Lender in existence prior to the Arrangement (approximately $5 million, including unpaid accrued interest and fees and expenses).

3.6.3	An additional $15 million as loans at later dates.

3.7	The money that the Lender will advance to the Company will be as stated in accordance with the terms determined in a detailed financing agreement that will be entered proximate to the date of the approval of the Arrangement (Exit Financing Facility).

3.8	The Company will use the money that is made available to it, as aforesaid, to pay the ordinary debts of the Company in the ordinary course of business and to develop the business of the Company.

3.9	If the Conditions Precedent (as defined below), including the approval of the Creditors’ Arrangement, are not approved by May 15, 2024, the Lender may, at its sole discretion, give notice of the revocation of its agreement to the Creditors Arrangement and the termination of the Restructuring Support Agreement.

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4.	Terms of the Arrangement proposed to the Creditors

4.1	Under the Arrangement, the Relevant Debt will be paid to each of the Creditors of the Company (excluding the Lender) in full and on time and in accordance with its terms of repayment in the ordinary manner of business and in the ordinary course of business. The payments pursuant to this section will be deemed to be complete repayment of the debts of the Company of any sort to all of the Creditors of the Company (excluding the Lender).

4.2	The Lender will not be repaid its debt; instead, under the Arrangement, the Lender will convert its unsecured debt of $75 million (hereinafter: the “Unsecured Debt”) into 100% of the shares of the Company, while the secured debt of the Company to the Lender will continue to be repayable in accordance with the terms of the new investment agreement (Exit Financing Facility).

5.	Conversion of the Company into a private company

5.1	Pursuant to Court Order, on the Execution Date, all of the issued shares of the Company and all of the rights of any sort, direct or indirect (including options) for the receipt or allotment of share capital of the Company (hereinafter, respectively: the “Shares” and the “Rights to Capital”) will be cancelled; this includes that all of the contractual and other rights of the Existing Rights Holders and existing shareholders of the Company, inter alia, in connection with rights to receive money or payments of any sort from the Company and from the subsidiaries of the Company, directly or indirectly, including the right to the repayment of shareholder loans, if any, will be cancelled.

5.2	On the Execution Date and simultaneously with the conversion of the Unsecured Debt by the Lender, 100 ordinary shares of the Company, which, after their allotment, will constitute 100% of the issued and paid-up share capital of the Company (on a fully diluted basis) (hereinafter: the “Lender Shares”), will be issued to the Lender. Pursuant to the Court Order, the Lender Shares will be issued to the Lender free and clear of any lien, pledge, encumbrance, debt, undertaking and any other third-party right and without any restriction on their transferability (hereinafter, collectively: “Free and Clear”).

Pursuant to the Court Order, as from the Execution Date, the Company will convert into a private company, including within the meaning of that term pursuant to the provisions of the Companies Law, 5759-1999 (hereinafter: the “Companies Law”). Accordingly, the Company will submit the necessary documents to the American Securities and Exchange Commission (the “SEC”) and NASDAQ and will undertake the necessary processes in the United States to cancel the registration of the Company with the SEC and to arrange for the delisting of the Company from NASDAQ.

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5.3	Under the Restructuring Support Agreement and the MOU, the Company and the Lender have agreed that the holders of the ordinary shares of the Company prior to the Execution Date (hereinafter: the “Existing Shareholders”) will be entitled to receive from the Company, in accordance with their pro rata share of the Company prior to the Execution Date, future cash payments that are contingent on compliance with the targets of the Company (and on certain conditions as set forth in the Restructuring Support Agreement) in the form of non-transferable contingent value rights (“CVRs”) in a total amount of up to $27.5 million upon the achievement of the following milestones:

5.3.1	If, within three (3) years of the Arrangement Effectiveness Date, the annual revenues from Omisirge in the United States exceed $100 million for four (4) consecutive fiscal quarters, the holders of the CVRs will receive a total amount of $10 million in cash.

5.3.2	If, within three (3) years of the Arrangement Effectiveness Date, the annual revenues from Omisirge in the United States exceed $150 million for four (4) consecutive fiscal quarters, the holders of the CVRs will receive a total amount of $15 million in cash.

5.3.3	Upon receipt of the first regulatory approval for each product that is associated with the NK platform, within four (4) years of the Arrangement Effectiveness Date, the holders of the CVRs will receive $2.5 million in cash.

The CVR rights will be designed in the most effective way from the taxation perspective, and in such manner that they will not be deemed to be a security that requires registration under the securities laws of the United States (U.S. Securities Act of 1933 and the U.S. Securities Exchange Act of 1934) and, in any event, as will be agreed between the Company and the Lender.

6.	Exemption arrangements

6.1	All exemption letters and/or indemnification letters and/or indemnification rights pursuant to the incorporation documents of the Company or pursuant to any law that are in favor of the officers and directors of the Company will continue to remain in effect without any change to their terms, and the rights thereunder will not be impaired.

6.2	Additionally, the Restructuring Support Agreement grants the directors and officers an exemption from claims and allegations on certain causes of action, all as set forth in Appendix A to the MOU, which is attached to this Arrangement. The causes of action in respect of which the exemption is granted are as set forth in that appendix and primarily relate to the work and handling undertaken in connection with the Restructuring Support Agreement, the MOU, the debt arrangement, this Motion and anything related thereto.

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7.	Conditions precedent

The Arrangement Effectiveness Date is the date on which all of the cumulative conditions precedent set forth below (the “Arrangement Effectiveness Conditions Precedent”) are satisfied:

7.1	The unconditional approval of the Court will be given to this Arrangement (the “Court Order”); this includes that all of the following orders will be issued cumulatively:

7.1.1	Approval of this Arrangement together with the MOU, which constitutes an integral part hereof.

7.1.2	An order that the Company will be exempt from all of the Past Debts in accordance with the provisions of section 2 of this Arrangement and as set forth in that section.

7.1.3	An order that (1) the Shares and the Rights to Capital, including all of the contractual and other rights of the Existing Shareholders and Existing Rights Holders of the Company, inter alia, in connection with rights to receive money or payments of any sort from the Company and the subsidiaries of the Company, directly or indirectly, including the right to the repayment of shareholder loans to be written off and cancelled on the Execution Date in such manner as they will no longer confer any right of any sort on their owners and/or holders, with effect from the Execution Date, including that they will not confer any right to consideration or monetary or other compensation for their owners and/or holders; and that (2) the Lender Shares (i.e., 100 ordinary shares), which will give the Lender 100% of the issued and paid-up share capital of the Company on a fully diluted basis, with the Lender Shares being Free and Clear, be allotted to the Lender on the Execution Date; and that (3) with effect from the Execution Date, the Company will convert into a private company, including as that term is understood under the Companies Law, and will cease to be a private company and will be deregistered from the SEC and will be delisted from NASDAQ (subject to undertaking all of the necessary processes for this purpose in the United States in accordance with the binding laws there).

7.1.4	None of the conditions for terminating the Restructuring Support Agreement prescribed under section 13 of the Restructuring Support Agreement is satisfied.

7.2	The full fees of the Lender will be paid to its legal and professional advisors, the trustee for the existing unsecured bonds of the Company, and the security agent pursuant to the existing secured debt agreement of the Company.

7.3	A judgment will be entered in the United States that recognizes the proceedings before this Court as a foreign proceeding pursuant to Chapter 15 of the Bankruptcy Code.

7.4	The board of directors of the Company will approve the entry of the Company into the transaction stated in this Arrangement, the Restructuring Support Agreement, the MOU and the remaining agreements between the Lender and the Company.

The date on which the Arrangement Effectiveness Conditions President are satisfied will be the date on which the last of the conditions set forth above is satisfied.

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8.	Actions for execution on the Execution Date

On the Execution Date, the following actions will be executed, and all of them will be deemed to have been executed simultaneously, and none of the actions will be valid without the execution of all of the other actions:

8.1	All of the Shares and/or Rights to Capital will be written off and cancelled.

8.2	The Lender Shares will be allotted to the Lender in accordance with the provisions of section 5.2 above.

8.3	The Company and the Lender will enter into new financing agreements, as set forth in section 3.6 above.

9.	Proof of debt mechanism

9.1	Since the Arrangement provides that all of the debts of the Company to its creditors (including the Lender) will continue to be paid in order and on time, the creditors are not required to submit Proofs of Debt, so that the payments that are due to them, as set forth in the Form 1 that is attached to the Motion, will be made in order and on time.

9.2	A creditor that does not submit a proof of debt will be deemed to have submitted a proof of debt in the amount stated next to his name in Form 1, as if it has been approved in this amount.

9.3	The invitation to submit Proofs of Debt is intended to ensure that there are no unknown creditors or debts (i.e., those not set forth in Form 1), since the order that is sought is intended to apply to all of the debts and liabilities and all of the creditors, known or unknown.

9.4	Therefore, any creditor that disputes the debts stated in respect of him in Form 1 (whether or not they are specified there) may submit a proof of debt to the Company for the purpose of clarifying it. Proofs of Debt may only be submitted in relation to debts that are provable by law. For the purpose of the submission of the Proofs of Debt and the decision in relation to them, March 15, 2024 will be deemed to be the effective date for the assessment of the Proofs of Debt (the “Proof of Debt Assessment Date”).

9.5	Proofs of Debt that are received after the deadline established for their submission pursuant to the Court Order will only be accepted if the Company finds that there is a justified reason for their delayed submission, but, in any event, not after the date of approval of the Arrangement.

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9.6	Proofs of Debt that are submitted after the date of approval of the Arrangement by the Court will not be accepted in any case, and the Creditors of the Company who file such Proofs of Debt will not have any right of action and/or demand against the Company.

9.7	The Company may demand any document and/or data that it may require at its discretion to decide the proof of debt and, if these are not provided to it within the time determined, the Company may decide the proof of debt in accordance with the data and/or documents that are available to it or reject the proof of debt in whole or in part, as it deems fit.

9.8	A creditor who wishes to appeal a decision about his debt may do so within seven days of the date on which he receives the debt decision in writing (including by email or fax). An appeal that is filed after this date will not be accepted unless the Court orders otherwise. Appeals from debt decisions will be filed with the Court, as defined above.

9.9	The Company may conduct negotiations, including with a view to reaching a settlement, with any of the Creditors of the Company for the purpose of deciding the Proofs of Debt of those creditors.

9.10	Except as set forth in this Agreement, all of the debts of the Company in respect of which Proofs of Debt are not submitted will be null and void, and the creditors that are owed such debts will not have any right of action against the Company.

9.11	As from the Arrangement Effectiveness Date, it will not be possible to obtain satisfaction from the Company in respect of Past Debts other than in accordance with the provisions of this Arrangement.

10.	General provisions

10.1	The preamble and appendices to this Arrangement constitute an integral part hereof; the section headings are for the sake of convenience only and may not be relied upon in the interpretation or explanation of this Arrangement.

10.2	For the purpose of the interpretation of the provisions of this Arrangement, the provisions of this Arrangement and the provisions of any of its appendices will be deemed to be complementary and to coexist with each other.

10.3	If there is an express conflict between the provisions of this Arrangement and the provisions of the Restructuring Support Agreement and its appendices, the provisions of the Restructuring Support Agreement and its appendices will prevail.

10.4	The Company and the Lender may, during the period up to the Execution Date, by mutual consent, establish supplementary technical provisions relating to the Arrangement and its appendices and/or make immaterial variations, provided that these provisions and variations do not impair the rights of the Creditors of the Company in a manner that is not negligible.

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10.5	Any such variation, amendment or supplement will not be valid and will be deemed not to have been made unless they are made in writing and signed by the Company or Lender.

10.6	If, on any date, any provision of this Arrangement becomes unlawful, invalid or unenforceable in any respect, this will not impair the legality, validity or enforceability of the other provisions of the Arrangement, and the force of such other provisions will not be diminished, and they will remain in effect, mutatis mutandis. It is clarified that, if the provisions of any law that will cause any provision to be unlawful, invalid or unenforceable can be waived, then this section constitutes such a waiver by the parties.

10.7	A reference to this Arrangement or a specific provision of this Arrangement or any other document will be interpreted as a reference to this Arrangement, the particular provision or the particular document as it is in effect at that time, including as amended, varied, assigned or supplemented by a supplement thereto, from time to time, in accordance with its terms or, as the case may be, with the consent of the relevant parties as of the relevant date.

10.8	In this Arrangement, the singular includes the plural and vice versa; the masculine gender include the feminine gender and vice versa; “person” means any entity, including a corporation, company and partnership (whether or not registered) and any human being.

10.9	This Arrangement, together with its appendices, exhausts all agreements, stipulations and declarations between the Company and its creditors (excluding the Lender, with which the Company has entered and/or will enter into additional agreements, as set forth in the Restructuring Support Agreement) in connection with the matters that are the subject of this Arrangement, and no offer, agreement, understanding, representation or promise in connection therewith that was made or given before the entry of this Arrangement into effect by any of the parties, whether in writing or orally, whether expressly or impliedly, will have any effect, except as provided in this Agreement.

10.10	If any of the parties refrains from exercising any right that is conferred on it pursuant to this Agreement or by law or defers or delays such exercise, this will not be deemed to be a waiver of that right, and the single or partial exercise of such a right by any of the parties will not preclude an additional or other exercise of that right or the exercise of any other right that is available pursuant to this Arrangement or by law. Any extension or leniency that is given, or waiver or settlement that is made, in any case, by any of the parties, will not be interpreted as a precedent or as a waiver with respect to any other case and will not derogate from the right of the relevant party pursuant to this Arrangement or by law.

10.11	No drafts of this Arrangement and its appendices will be admissible as evidence before any judicial and/or quasi-judicial entities, including arbitrators and/or arbiters and will not be used for the interpretation of this Arrangement or any of its clauses or appendices.

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10.12	The laws of the State of Israel will apply to this Arrangement, and it will be interpreted according and pursuant to them.

10.13	The Court will have sole and exclusive jurisdiction for the purpose of this Arrangement.

11.	Notices

11.1	Any notice pursuant to, and in the framework of, this Arrangement, and any request, demand, report, approval, consent and so forth pursuant to this Arrangement (hereinafter, collectively: “Notice”) shall be in writing.

11.2	Every Notice will be sent to the addressee by personal delivery or by registered mail or by email to the addresses set forth below, and the Notice will be deemed received by the Addressee: if it is delivered by hand, at the time of its actual delivery; if it is sent by registered mail, 72 hours from the time of its delivery for dispatch by registered mail; if it is by email, at the end of the business day on which it is sent subject to computerized or human confirmation of its receipt by the addressee (with respect to email, this refers to confirmation that it has been read and not confirmation that it has been received).

11.3	The addresses of the parties and their representatives for the purpose of the receipt of Notices in the framework of this Arrangement:

The Company:

Gamida Cell Ltd.

673 Boylston Street

Boston, Massachusetts 02116

Attention:	Abbey Jenkins
E-mail address:	[***]

with copies to (which shall not constitute notice):

Cooley LLP
110 N. Wacker Drive, Suite 4200
Chicago, Illinois 60606

Attention:	Erin J. Kirchner
E-mail address:	[***]

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Cooley LLP

55 Hudson Yards

New York, NY 10001

Attention:	Michael Klein
E-mail address:	[***]

and

Meitar | Law Offices

16 Abba Hillel Silver Rd.

Ramat Gan 5250608, Israel

Attention:	Haim Gueta and Pinni Yaniv
E-mail address:	[***]

The Lender:

Highbridge Capital Management LLC

277 Park Avenue, Floor 23

New York, New York 10172

Attention:	Damon P. Meyer
E-mail address:	[***]

with copies to:

King & Spalding LLP

110 N. Wacker Drive, Suite 3800

Chicago, IL 60606

Attention:	Matthew Warren
Email address:	[***]

and

Herzog, Fox & Neeman

Herzog Tower
6 Yitzhak Sade Street

Tel-Aviv 6777506, Israel

Attention:	Nir Dash & Ron Ben-Menachem
E-mail address:	[***]

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Before the Beer Sheva District Court	Bankruptcy File _________

In the matter of:	The Bankruptcy and Economic Rehabilitation Law, 5778-2018, the “Law”

And in the matter of:	The Bankruptcy and Economic Rehabilitation Regulations, 5779-2019, the “Regulations”

In the matter of:	Gamida Cell Ltd., Company No. 512601204
12 Leshem Street, Kiryat Gat
Represented by counsel, Adv. Pinni Yaniv (License No. [***])
and/or Adv. Merav Ben Artzi Halpern (License No. [***]) et al.
Meitar | Law Offices
16 Abba Hillel Silver Road, Ramat Gan 5250608
Tel: 03-6103100; Fax: 03-6103111

Petitioner

And in the matter of:	The Commissioner of Bankruptcy and Economic Rehabilitation Proceedings – District of Beer Sheva and the South
Represented by the Office of the Southern District Attorney (Civil Cases)
Carasso Building, 4 Keren HaYesod Street (8th floor), Beer Sheva
Tel: 073-3922400; Fax: 02-6467058

Commissioner

Motion to Approve an Arrangement pursuant to Section 159(b)1 of the Bankruptcy and Economic Rehabilitation Regulations

(Pursuant to the provisions of Part X of the Bankruptcy and Economic Rehabilitation Law, 5778-2018)

The Honorable Court is hereby requested by the Petitioner, Gamida Cell Ltd. (hereinafter: the “Petitioner”) to exercise its power pursuant to the Bankruptcy and Economic Rehabilitation Law, 5778-2018 (hereinafter: the “Law”) and the Bankruptcy and Economic Rehabilitation Regulations, 5779-2019 (hereinafter: the “Regulations”) and pursuant to any law and to award the following remedies:

(a)	To order that any person who believes that he is likely to be harmed by the debt arrangement that is attached as Appendix 1 to this Motion be allowed to file an objection to this Motion with the Honorable Court within 14 days.

●	A copy of the proposed arrangement is attached hereto and marked Appendix 1.

(b)	To order that any person who claims to be a creditor of the Petitioner but is not mentioned in the Form 1 that is attached as Appendix 2 to this Motion and/or who disputes the amount of the debt that he is owed as set forth in that form must submit debt claims to the Petitioner within 14 days.

●	A copy of a detailed statement (Form 1) regarding the Petitioner is attached hereto and marked Appendix 2.

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(c)	To order that a creditor who does not submit a debt claim by such date will not have any claim available to him in relation to the debts owed to him by the Petitioner, and he will be deemed to have approved the amount of the debt owed to him as stated alongside his name in the Form 1 (and, if no debt is stated as owing to him in Form 1, then as determined in a decision in relation to an approved debt claim).

(d)	To order that, under the circumstances of the case, there is no need to convene meetings of interested parties, and there is no need to appoint an administrator for the arrangement.

(e)	Purely in the alternative, if the Honorable Court does not agree with the position of the Petitioner and orders that creditors’ meetings be convened, to order that such meetings be held within 14 days of the date on which they are advertised on the website of the Commissioner, that the voting power of the creditors be counted in accordance with the amount of their debt as set forth in the Form 1 unless the creditor has filed an appeal, as aforesaid, and his appeal has been accepted, and to order that the invitation to the creditors’ meeting together with the form of the debt arrangement and the letter of consent/objection be sent to the material creditors at their addresses that are recorded in the books of the Petitioner.

(f)	To award the Petitioner any additional or other remedy that the Court deems fit and correct under the circumstances of the case.

The approval of the arrangement sought is highly urgent since, due to the level of the ordinary expenses of the Petitioner, on the one hand, and the paucity of money that it has, on the other hand, its “breathing space” is extremely limited. In light of the state of the Petitioner, it is provided in the agreements that are attached hereto that, if all the conditions precedent for the effectiveness of the arrangement are not satisfied by May 15, 2024, Highbridge (as defined below) will have the right to terminate the Restructuring Support Agreement (as defined below) and to accelerate the $80 million debt that is owed to it by the Company and to take legal steps, which will lead to the liquidation and dissolution of the Petitioner, and will cause enormous damage to all of the creditors.

The grounds of the Motion are as follows:

A. Introduction and summary of the Motion

1.	The Petitioner is a public company that is listed on NASDAQ and that develops original drugs (patented drugs). The Company’s area of activity is cell therapy. In a nutshell, the Petitioner has developed a technology that makes it possible to take stem cells from a foreign human donor (i.e., cells that are not from the patient himself). After an enhancement process, the enhanced stem cells are injected into the patient and find their way to his bone marrow where they create white blood cells for him, which are a critical component of the immune system. The present indication of the drug is for the treatment of blood cancer patients.

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2.	A “going concern note” is recorded in the statements of the Company for 2022 and the draft statements for 2023 (which will be published in the near future). This Motion concerns an arrangement that will prevent the Petitioner, which is on the brink of insolvency, from entering into insolvency proceedings, liquidation and dissolution.

3.	The background to the arrangement is as follows: The largest creditor of the Petitioner is Highbridge Fund,[1] and the Petitioner owes it, as a guarantor, approximately $80 million (some of which is secured debt). In 2021 and 2022, the Petitioner signed a trust deed and a loan and lien agreement (respectively) between its American wholly-owned subsidiary, Gamida Cell Inc. (hereinafter: the “American Subsidiary” or the “Subsidiary”) and Highbridge Fund, under which Bonds worth $75 million were issued to Highbridge that are convertible into shares of the Petitioner (secured by liens), and the Petitioner is a guarantor for such debt (approximately $20 million of this debt has been repaid thus far). Inter alia, a liquidity covenant was agreed under these agreements according to which, if the amount of the cash and cash equivalents (hereinafter, for the sake of convenience: “Cash”) of the Petitioner (including the Subsidiary) would fall below $20 million, Highbridge would be entitled to accelerate the entire debt.

4.	The Cash balances of the Petitioner (including of the American Subsidiary) are expected to amount to approximately $22.9 million on April 1, 2024, while their “cash burn” rate is approximately $7 million per month. Therefore, in the absence of an arrangement, the entire $80 million debt owed to Highbridge is expected to be immediately repayable within a few weeks, and Highbridge will be entitled to take legal proceedings immediately and, in fact, to cause the Petitioner to reach the end of its road.

5.	Even if Highbridge does not act as such immediately, given the high level of the fixed expenses of the Petitioner and the Subsidiary (as stated, approximately $7 million per month), the Petitioner will not have sufficient Cash within a few months to meet its ordinary obligations and will enter into cash flow insolvency.

6.	The facts stated so far indicate the great urgency in awarding the remedies sought in this Motion.

7.	To prevent these expected receivership or liquidation proceedings, and after the failure of great and prolonged attempts and efforts at identifying an investor, strategic partner or other source of financing (as set forth at length in the affidavit that is attached hereto), the Petitioner has entered into a Restructuring Support Agreement with Highbridge and an accompanying memorandum of understanding (which contains the principles of the proposed arrangement; hereinabove and hereinafter: the “Restructuring Support Agreement” and the “MOU”; Appendix 3 below). Under the Restructuring Support Agreement, Highbridge has undertaken, inter alia, not to take steps during the term of the Restructuring Support Agreement to exercise the liens that are registered in its favor over the assets of the Petitioner or to accelerate the unsecured debt, so as to enable the execution of the procedures involved in the filing of this Motion and the approval of the proposed arrangement.

●	A copy of the Restructuring Support Agreement and the MOU and their appendices are attached hereto and marked Appendix 3.

[1]	The reference to Highbridge as one entity is for the sake of convenience only. In fact, it consists of three entities: Highbridge Tactical Credit Master Fund, L.P; Highbridge Tactical Credit Institutional Fund, Ltd; Highbridge Convertible Dislocation Fund, L.P (hereinabove and hereinafter, collectively, for the sake of convenience: “Highbridge” or “Highbridge Fund”).

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8.	As set forth below, the key element of the proposed arrangement is that Highbridge will convert the lion’s share of its debt ($75 million out of $80 million) into 100% of the shares of the Petitioner and will advance new financing to the Petitioner totaling tens of millions of dollars. Conversely, the Restructuring Support Agreement provides that all of the existing share capital of the Petitioner will be cancelled and, in parallel, as stated, new shares will be allotted to Highbridge such that 100% of the issued share capital of the Petitioner will be held by Highbridge, and the Petitioner will cease to be a public company and will convert into a company that is wholly-owned by Highbridge.

9.	A fundamental principle of the agreement is that all of the debts to all of the creditors (excluding Highbridge) will continue to be repaid in order without any harm to the rights of the creditors and employees. The only creditor harmed by the proposed arrangement will be Highbridge itself, which not only agrees to convert a $75 million debt into shares but also undertakes to inject tens of millions of dollars more into the Petitioner. It has been further agreed in the Restructuring Support Agreement that the arrangement will confer a right on the current shareholders of the Petitioner to receive consideration in cash from the Petitioner contingent on compliance with certain revenue targets in the coming years.

10.	Thus, instead of the liquidation and dissolution of the Petitioner, the arrangement that is proposed here, if approved:

a.	Will enable the continued existence of the Petitioner as a going concern at the scientific and medical cutting-edge of cell therapy, and the continued development and use of the intellectual property that the Petitioner has created throughout the years of its activity.

b.	In this context, the continued existence of the Petitioner will enable the jobs of dozens of its employees to be preserved, including many employees who are employed at its plant in Kiryat Gat.

c.	The preservation of the plant will also preserve the substantial value of the FDA approvals for the Omisirge drug that the Company has developed (these approvals are contingent on the existence of the plant), which the Petitioner only recently received in 2023.

d.	Will enable the ongoing repayment of all of the Past Debts to all of its creditors (excluding Highbridge), and will also confer a right to future payments (given certain conditions) to the existing shareholders (notwithstanding that the shareholders would not be entitled to any payment in an insolvency in the absence of residual value).

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11.	It should be emphasized that the Petitioner only reached the decision to take this proceeding after exhausting significant efforts in an attempt to raise capital and identify an investor or purchaser or strategic investor for the Petitioner and after examining additional strategic processes of this sort. Since these efforts did not bear fruit, as appropriate, this Motion for the approval of the proposed arrangement is filed as the best, and in fact only possible, alternative to prevent the dissolution and insolvency of the Petitioner.

12.	Self-evidently, if the arrangement is not approved, the Petitioner will not be able to repay even a small portion of the debts that it owes to all of its creditors. In such a case, Highbridge (which is the only secured creditor) will be the only creditor that receives a small part of its debt, while all of the other creditors will be left with almost nothing.

B. The circumstances that have led to the situation of the Petitioner

B(2)	Description of the Petitioner and the industry in which it operates

13.	The Petitioner was established and incorporated in Israel in 1998, and, in 2018, its shares were listed on NASDAQ in the United States, and, today, it is a public company whose shares are publicly traded.

14.	The Petitioner has a subsidiary – the American Subsidiary – which is a foreign private company incorporated in Delaware, United States.

●	A copy of an information page regarding the Petitioner from the Registrar of Companies is attached hereto and marked Appendix 4.

15.	The Petitioner’s area of activity is cell therapy. Companies that operate in this field convert stem cells from human donors (or the patient himself) into therapeutic tools.

16.	The technology developed by the Petitioner (the technology is known as “NAM”) makes it possible to take stem cells from a foreign donor (i.e., cells that are not from the patient himself), enhance their therapeutic capabilities and increase their number. After the enhancement process, the enhanced stem cells are injected into the patient and find their way to his bone marrow where they create white blood cells for him, which are a critical component of the immune system. This treatment is especially essential for blood cancer patients, whose illness includes the destruction the ability of the body’s immune system to create white blood cells. The recovery of these patients depends on the rehabilitation of the immune system through the transplantation of stem cells. The advantage of the Company’s technology is that it makes it possible to transplant the cells from a foreign donor who is not necessarily a relative, with a lower risk of rejection of the transplant in relation to other treatments that exist in the market.

17.	The biotechnology (biotech) industry is characterized by high research and development expenses. Research and development in the field requires a high level of scientific know-how, advanced technologies and extensive economic resources. Investments of hundreds of millions of dollars are required for research studies, the establishment of plants, the development and manufacture of drugs, and so forth. Inter alia, the Company has received tens of millions of dollars in grants from the Israel Innovation Authority.

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18.	After years of research, development and clinical trials, the Company received regulatory approval from the FDA on April 17, 2023 to market the Omisirge product to adult patients and children of 12 and above. Accordingly, in 2023, the Company recorded revenue for the first time, which came to $1.78 million that year.

19.	The medical process for the transplantation is complex and expensive and gives rise to high costs. Thus, for example, each process is manufactured for the specific patient and personally customized for him. Moreover, it takes 30 days to prepare the stem cells for transplantation (this process is conducted at the Petitioner’s manufacturing plant in Kiryat Gat), after which the transplant itself must take place at a transplantation center (generally in the United States). At the same time, the relatively small number of potential patients means that the Petitioner must sell the treatment at a high price to recoup its investment in development and the high manufacturing costs. Today, the treatment is sold for approximately $300,000 per patient (net sale price).

20.	Notwithstanding its success in developing the drug and obtaining approval to market it, commercial success has not yet been achieved as of today, and, in recent years, the Petitioner has encountered significant difficulties in raising the additional capital that it needs to continue its activity under circumstances where the fixed expenses of the Petitioner and the Subsidiary amount to approximately $7 million per month, as stated.

21.	The Petitioner has offices in the United States and a manufacturing plant in Kiryat Gat, Israel, with a high manufacturing capacity that can serve the manufacture of Omisirge for many years. However, demand for the drug is still incipient and is therefore extremely limited.

B(2)	Fundraising efforts and strategic processes undertaken by the Petitioner

22.	Over the years, the Petitioner has made fundraising efforts using various strategies, including capital raisings, debt raisings and royalty financing, among others, to finance the commercial investment in Omisirge and to provide sufficient Cash for the ongoing activity of the Petitioner. In this context, the Petitioner has made contact with dozens of potential investors in an attempt to raise finance or establish strategic alliances.

23.	We will briefly relate here only some of the processes that have been undertaken in recent years in this regard. In 2022, the Petitioner approached one of the leading investment banks in the world, Moelis & Company LLC (hereinafter: “Moelis”),[2] which initiated contact with dozens of potential investors and partners in an attempt to identify sustainable commercial opportunities. At a later date, another leading investment bank, Piper Sandler, was hired in an attempt to achieve these goals by way of an offering of additional shares or by way of “royalty financing” (a method whereby the recipient of the license makes an initial large payment in consideration of receiving future royalties). The management of the Petitioner has met with dozens of potential investors and partners in an attempt to identify another significant investment, and use has also been made of the ATM (at-the-market offering) capital raising method. Recently, toward the end of 2023, Moelis initiated contact with approximately 28 potential strategic partners in an attempt to interest them in a deal and, after an orderly process, set a deadline (February 9, 2024) for those interested to submit offers.

[2]	Moelis was first hired by the Company in June 2020 (for additional information see the affidavit).

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24.	None of these efforts over the years have given rise to a deal that could extract the Petitioner from its difficult financial state. While the Petitioner has experienced certain success in raising funds, it had not succeeded in raising sufficient capital to finance its activity. Ultimately, the Petitioner’s attempts at identifying potential investors to provide financing for the continued activity of the Petitioner or, alternatively, a strategic deal such as a sale of the Petitioner or its assets (or some of them), the grant of a license or a royalties or similar deal have not borne fruit.

25.	So as to keep things brief, we have only provided a description of these efforts in a nutshell, and the Honorable Court is referred to a more detailed description of these processes in the affidavit of the CEO of the Petitioner, which is attached to this Motion.

C. The proposed arrangement

C(1)	The Restructuring Support Agreement and MOU that have been entered between the Petitioner, its Subsidiary and Highbridge

26.	On March 26, 2024, the Petitioner, its Subsidiary and Highbridge entered into the Restructuring Support Agreement and the accompanying MOU, which express the principles of the proposed arrangement, and which are conditional on the approval of the arrangement and the satisfaction of certain conditions that are prescribed therein. Underlying the proposed arrangement is the transfer of the ownership of the Petitioner to Highbridge in consideration of the conversion of approximately 95% of the debt (approximately $75 million out of an $80 million debt) and in consideration of an undertaking by Highbridge to inject an additional tens of millions of dollars into the Petitioner after the entry of the arrangement into effect, so that all of the other obligations of the Petitioner to the other creditors will continue to be paid in order as they fall due in the ordinary course of business.

27.	The key particulars of the proposed arrangement are as follows:[3]

(a)	None of the Creditors of the Petitioner, excluding Highbridge, will be harmed. The obligations of the Petitioner to its other creditors, suppliers, service providers, employees and so forth will be honored in full as they come due in the ordinary course of business (the Creditors and the debts to the Creditors are stated in the Form 1 that is attached hereto and will be paid in full).[4]

[3]	The terms that appear here, such as “Creditors,” “Past Debts,” “Conditions Precedent” and so forth are as defined in the proposed creditors’ arrangement.

[4]	This is excluding in relation to the debt owed to Highbridge, which, according to the arrangement, is not supposed to receive repayment of its full debt.

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(b)	Proximate to the Execution Date, and subject to the satisfaction of the Conditions Precedent, Highbridge will inject $30 million into the Petitioner by way of a senior secured loan so that the Petitioner will be able to meet its ordinary obligations and so as to finance the ordinary activity of the Petitioner and the development of its business.

(c)	Highbridge will convert all of its convertible promissory notes whose repayment date is in 2026 (see additional details about these promissory notes below) in an amount of $75 million, and, on the Execution Date (as defined in the arrangement), shares of the Petitioner will be allotted to it, which, on the date of the arrangement, will constitute 100% of the issued and paid-up share capital of the Petitioner.[5]

(d)	The shares of all of the shareholders of the Petitioner and any option or other right to share capital of the Petitioner will be written off and cancelled by virtue of the arrangement, and the Petitioner will convert into a private company whose shares are not listed and that is 100% held by Highbridge.

(e)	Highbridge will advance additional amounts of up to $15 million to the Petitioner as senior secured debt, an investment or a shareholder loan at later dates to be determined by agreement between the Company and Highbridge in accordance with the needs of the Company.

28.	Thus, the main and guiding principle of the arrangement is the preservation of the Petitioner as a going concern while paying all of its ordinary debts in order on a continual basis. It is clarified that, as of the date of this Motion, the Petitioner is not in breach of any agreements, and there are no “Past Debts” owed to the Creditors since all of its obligations and debts are being paid regularly in order.

29.	This principle of the continued existence of the Petitioner as a going concern while making its ordinary payments in order requires the approval of the arrangement as quickly as possible because:

(a)	Given the Petitioner’s negative cash flow, but for the arrangement, it will be unable to repay its ordinary obligations already in the coming months.

(b)	The arrangement is such that Highbridge will not accelerate the debt that is owed to it, which would drag the Company into immediate receivership and/or insolvency proceedings.

(c)	The injection of tens of millions of dollars into the Petitioner by Highbridge is conditional upon the approval of the arrangement. For this purpose, and in light of the Petitioner’s cash burn rate, the arrangement allots just a few weeks, until May 15, 2024, for the satisfaction of the Conditions Precedent (one of which is the receipt of an order recognizing this proceeding as a “foreign proceeding” in the State of Delaware, United States).

[5]	According to the Expert Opinion (as defined below), Highbridge will receive assets worth $33.7 million versus a debt of $75 million, so that, in practice, Highbridge will absorb a “haircut” of $41.3 million.

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30.	Sources of finance for the proposed method of continuing the business activity of the corporation (regulation 159B1 of the Regulations):

The creditors’ arrangement is based on one main source (apart from the funds already held by the Petitioner), namely the funds that will be injected into the Petitioner by Highbridge. These funds will be used to pay for the ordinary activity of the Petitioner.

C(2)	Rights of the shareholders

31.	Pursuant to section 321(b) and section 82B(4) of the Law, the Motion must specify “whether, pursuant to the proposed arrangement, rights will be retained for the members of the corporation by virtue of their status as members of the corporation – the value of the rights that will be retained and, in particular, the rights that will be retained by the controlling shareholder and the consideration paid by the members of the corporation for them, and the possibility of the repayment of the debts of the corporation by way of allotting those rights to the creditors or selling them to third parties.”

32.	This section clearly indicates that it is inappropriate to leave rights in the possession of the shareholders of an insolvent company. The legislature considers that, if any such rights exist, the appropriate way of utilizing them is to allot them to the creditors. The case law also consistently supports the principle (we will expand on this below).

33.	Under the proposed arrangement, the existing rights of the shareholders and other holders of rights in the capital of the Company will expire and will be cancelled. Nevertheless, beyond the requirement, and notwithstanding that, under the present circumstances, the shareholders will be left with no residual value, and despite the fact that the law does not require any consideration to be given to existing shareholders under circumstances like the present one, the arrangement offers the existing shareholders a limited right to participate in future profits. This right is contingent on the future success of the Petitioner (subject to certain conditions, as set forth in the arrangement and the Restructuring Support Agreement) in the form of contingent value rights (CVRs) in a total amount of up to $27.5 million.

C(3)	The actions necessary for the execution of the debt arrangement, including changes in the structure of the corporation, the structure of its business activity, the debt, its areas of activity and the structure of its human resources (regulation 159B1(a)(2))

34.	The actions that are necessary for the execution of the debt arrangement are:

(a)	Transfer of funds in two stages by Highbridge as provided under the arrangement.

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(b)	Conversion of a debt of approximately $75 million that is owed to Highbridge into 100% of the ordinary shares of the Company and the creation of a “new” debt in the amount of the remaining debt and in the amount of Highbridge’s new injections into the Petitioner.

(c)	The cancellation of the shares of the shareholders and the other holders of rights in the capital of the Company and the issue of new shares, which will constitute 100% of the issued share capital of the Petitioner, to Highbridge.

(d)	No changes to the structure of the corporation, the structure of its business activity, its areas of activity and the structure of its human resources are required for the purpose of the execution of the arrangement.

C(4)	Causes of action in respect of which an exemption from liability will be given (Regulation 159B1(a)(4))

35.	The proposed arrangement does not deal with the rights and obligations of the officers of the Petitioner, except that it includes certain exemption terms that are set forth in Appendix A to the MOU that accompanies the Restructuring Support Agreement. The causes of action in respect of which the exemption is given are as set forth in that appendix and primarily relate to the work and handling undertaken in connection with the Restructuring Support Agreement, the MOU, the debt arrangement, the filing of this Motion and anything related thereto.

D. There is no need to convene meetings of interested parties

D(1)	No order need be issued to convene creditors’ meetings

36.	Section 322(a) and (c) of the Law provide as follows:

(a)	If a motion pursuant to section 321 is filed with the court, it will order that the debt arrangement be submitted for the approval of the creditors.

(b)	[…]

(c)	Notwithstanding the provisions of subsections (a) and (b), if the court finds that the submission of the debt arrangement for the approval of the creditors impairs a process pursuant to this chapter, it will not order its submission for the approval of the interested parties.

37.	In other words, the power to order that a creditors’ meeting be convened is discretionary.

38.	There are two weighty reasons not to order that creditors’ meetings be convened, each of which is sufficient to determine that creditors’ meetings should not be convened, and this is certainly the case where the reasons are combined.

39.	First, there is absolutely no reason to submit the arrangement for the approval of a creditors’ meeting since, under the proposed arrangement, all of the creditors (apart from Highbridge) will receive 100% of their debt, while Highbridge, which will not be repaid all of its debt, has given prior notice of its agreement to the arrangement.

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40.	In other words, there will be no detriment to the position of the creditors by virtue of the arrangement. Not only will there be no detriment to their position but, on the contrary, the arrangement will improve their position since, the only reasonable alternative to the arrangement is the entry of the Petitioner into insolvency and liquidation (see at length in chapter E below). Since all of the creditors, apart from Highbridge, are unsecured, the creditors are expected to receive almost nothing in the event of an insolvency.

41.	The rule is that there is no need to convene meetings of classes of creditors who will not be harmed by the arrangement. Under the circumstances of this case, this is true of all of the creditors excluding Highbridge.

42.	Second, requiring the Petitioner to submit the arrangement for the approval of the meetings is likely to impair the process. As stated above, it is urgent that this Motion be heard and the arrangement approved since, due to the level of the ordinary expenses of the Petitioner, on the one hand, and the paucity of money that it has, on the other hand, its “breathing space” is extremely limited. In light of the state of the Petitioner, the parties have agreed that all of the conditions precedent to the entry of the arrangement into effect must be satisfied by May 15, 2024 (including the issue of an order recognizing the proceeding here as a “foreign proceeding” in the Delaware court). After this date, Highbridge will have the right to terminate the Restructuring Support Agreement, to accelerate the debt and to take proceedings.

43.	The process of convening creditors’ meetings will not fit in with the timetable described above and, if the court orders that meetings must be convened, the efforts of the Petitioner to rehabilitate itself through the debt arrangement are likely to go to waste.

44.	Given that there is no reason to convene a creditors’ meeting and given the damage that is likely to be caused if one is convened, the Court is requested to order that there is no need to order that a creditors’ meeting be convened.

D(2)	According to the provisions of the Law, an order should not be issued to convene a shareholders’ meeting

45.	Section 322(b) of the Law provides as follows:

(b) If the total assets of a debtor that is a corporation exceeds its total liabilities, and the debt arrangement offers each creditor consideration that is equal to the full amount of the debt that it is owed, the offer will also be submitted for the approval of the members of the corporation.

46.	In other words, according to the language of the Law, a shareholders’ meeting need only be approved if two cumulative conditions are satisfied: The total assets of the Petitioner exceed its total liabilities, and the debt arrangement offers each creditor consideration that is equal to the full amount of its debt.

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47.	It is sufficient if one of these conditions is not satisfied for an exemption from the requirement to convene creditors’ [sic] meetings to apply and, in the present case, neither of the two conditions is satisfied.

48.	With respect to the second condition (which is not satisfied), we already specified above that not all of the creditors will be repaid their full debt: Highbridge will not receive the full amount of the debt that it is owed. This is sufficient to determine that a shareholders’ meeting should not be convened. Not only will it undergo a “haircut” of tens of millions of dollars. It will also be obligated under the arrangement to inject an additional tens of millions of dollars into the Petitioner.

49.	In this regard, see also the expert opinion of Mr. Eyal Szewach of Prometheus Financial Advisory (hereinabove and hereinafter: the “Expert Opinion”), which supports this conclusion by way of examining the value of the shares that Highbridge will receive versus the amount of its debt.

●	A copy of the Expert Opinion is attached hereto and marked Appendix 5.

50.	With respect to the first condition (which is not satisfied), the Expert Opinion that is attached hereto indicates that the total liabilities of the Petitioner as of the date of the Expert Opinion (March 25, 2024) were $45.6 million higher than its assets. It is not by chance that the Company has had a going concern note registered in its statements for some time.

51.	It should be added to this (far beyond the requirement) that the Petitioner is, at the very least, on the brink of insolvency according to the cash-flow test, as well: Under the agreements that the Petitioner entered in relation to the loan and convertible Bonds received by the American Subsidiary from Highbridge (for which the Petitioner is guarantor), there is a “minimum liquidity covenant” according to which the entire debt will be accelerated if the total Cash of the Petitioner (and the Subsidiary, collectively) falls below $20 million.

According to the “cash burn rate” of the Petitioner, its total Cash (which is expected to be approximately $22.9 million on April 1, 2024) is expected to fall below $20 million within a few weeks. The acceleration of the debt will put the Petitioner into a tailspin, whose immediate consequence will be insolvency proceedings, and it will be simply unable to meet its ordinary obligations (and much less its extraordinary ones).

This is also the conclusion even disregarding Highbridge’s right to acceleration since, in any event, even without any action on the part of Highbridge, the Petitioner’s Cash will be insufficient to meet its ordinary obligations for a period of more than a few months. In other words, even the first element is not satisfied.

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52.	From a legal standpoint, there is therefore no need to order that a shareholders’ meeting be convened. Moreover, there is also no reason to convene a shareholders’ meeting since the arrangement only improves their situation. This is because, if the arrangement is not approved, given the state of the Petitioner as described above and in the Expert Opinion, the shareholders will gain nothing. Conversely, one of the terms of the arrangement is the payment of contingent consideration to the existing shareholders and, therefore, the approval of the arrangement is likely to create value for the shareholders. It is therefore obvious that the shareholders cannot have any good objection (and, by analogy with the rules under the Bankruptcy Law with respect to “objection meetings”, in any event, if such a meeting were convened, and if it did object, there would be justification to ignore its position).

53.	As we know, there is a rule that, in insolvency proceedings, “The consent of the shareholders is not needed to approve the debt arrangement since their position is deferred behind that of the creditors of the petitioner. The starting point is that, where a petitioner is insolvent, the value of the shares drop to zero, and, therefore, no given arrangement can really and truly harm the shareholders, whose investment has anyway gone to waste” (Bankruptcy File (Tel Aviv-Jaffa District Court) 27222-09-21 Israel Petrochemicals Enterprises Ltd. v. Commissioner of Bankruptcy and Economic Rehabilitation Proceedings (published in the Nevo database, September 5, 2022).

54.	In this regard, see also, e.g., David Hahn, Bankruptcy Law (2nd Ed, 2018), pages 54-55, which emphasizes that, in this case, “the shareholders are outside of the game.”

55.	The courts have also recognized this rule in cases in which the company undergoing an arrangement has cancelled its shares and allotted new shares to a creditor that constitute 100% of its issued capital, exactly as in the present case. See, e.g., Bankruptcy File (Tel Aviv-Jaffa District Court) 25064-10-19 Africa Israel Investments Ltd. v. Tel Aviv District Commissioner of Bankruptcy and Economic Rehabilitation Proceedings (published in the Nevo database, November 27, 2019); Leave for Civil Appeal 8417/11 Nami Trusts Ltd v. Adv. Bergerson (published in the Nevo database, May 7, 2013), and more.

56.	In light of all of the foregoing, the Court is requested to order that there is no need for shareholder approval of the arrangement.

D(3)	There is no need to appoint an arrangement administrator

57.	Pursuant to section 326 of the Law, the Court may appoint an arrangement administrator. The purpose of the appointment is to decide issues of voting rights and voting power at class meetings and to decide the scope of the rights of the parties interested in the debt arrangement, i.e., to hear debt claims.

58.	As set forth above, there is no need in the present case to convene meetings of the interested parties, and there is therefore no benefit in appointing an arrangement administrator or any need to do so. The Petitioner has prepared a detailed breakdown of all of its creditors, as set forth in the Form 1. The invitation to submit debt claims is intended to ensure, for the sake of caution, that there are no unknown creditors or debts (i.e., those not set forth in the Form 1) since the order sought is intended to apply to all debts and obligations and all creditors, known or unknown. To handle these claims (if any), the Petitioner has established a mechanism under which every creditor that submits a debt claim that is approved in accordance with the provisions of the arrangement will have his debt repaid in full. Therefore, there is also no need to appoint an arrangement administrator for this purpose.

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59.	Therefore, the appointment of an arrangement administrator will only complicate the proceeding, which, as stated above, is urgent, especially given that the circumstances of the case do not give rise to a requirement for such an appointment.

E. Preference of the arrangement alternative over insolvency proceedings

60.	The Petitioner is, at the very least, on the brink of insolvency under circumstances where it expects to be unable to repay the debts that it owes to its creditors within a short time. Under these circumstances, it is proper and necessary to approve the proposed arrangements for each of the following complementary reasons.

61.	First, the proposed arrangement is the result of the Petitioner having exhausted its abilities and efforts for a very long period of time to raise the finance that will enable it to continue operating and, alternatively, to identify a strategic purchaser for the Petitioner. As set forth at length in the affidavit of the CEO of the Petitioner that is attached hereto, although the Petitioner has dedicated substantial time and substantial resources to identifying these alternatives through some of the leading professional services firms in the world, none of these attempts have succeeded. In other words, the alternatives of recruiting an investor or selling the Petitioner are purely theoretical, and the only alternative on the agenda is dissolving the Petitioner under liquidation and receivership proceedings.

62.	Second, implementing the proposed arrangement in accordance with its terms will preserve the source of livelihood of many of the employees of the Petitioner. See in this regard, e.g., Bankruptcy File (Haifa District Court) 5052-07-20 Northern Theatre Performing Arts Center (Beit Ha’am) Ltd v. Haifa and Northern District Bankruptcy Commissioner (September 17, 2020):

Having sat down and considered the economic rehabilitation plan set forth in the motion of the trustee, I consider that its advantages are indeed many. The proposed rehabilitation plan enables the activity of the theatre to be preserved, the jobs of most of the employees of the theatre to be preserved, albeit in the framework of a different legal entity, and value to be created as a result of the continued activity.

63.	See also in this regard, Bankruptcy File (Jerusalem District Court) 41109-07-21 Studio C Ltd.(in liquidation) v. Jerusalem District Bankruptcy Commissioner (published in the Nevo database, August 15, 2021):

When the court considers two proposals that are identical from a financial perspective, weight should be given to the offer that guarantees the preservation of many more jobs for the employees of the company.

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64.	Fourth, [sic] the approval of the arrangement will mean the continued development of the intellectual property that has been developed by the Petitioner, which is also an effective outcome of the proposed arrangement. See in this regard, e.g., Liquidation File (Haifa District Court) 64225-09-17 Amnis Therapeutics Ltd. v. Official Receiver (published in the Nevo database, November 19, 2017):

Under the circumstances that have arisen, the Company has accrued significant amounts of debt and cannot continue its activity, and, if it enters into liquidation proceedings, its debts will significantly increase due to the requirement to refund the grant that it received from the Chief Scientist, and the development of the Company’s flagship product will cease and be lost due to the agreement with the inventor. Under these circumstances, a sale of the activity of the Company as set forth in the proposal is the best alternative.

65.	Fifth, and conversely, the decision in cases of insolvency is always a question of a choice between alternatives. The only possible alternative in the case of the non-approval of the arrangement is the liquidation of the Petitioner. The Petitioner is expected within a very short time to become embroiled in insolvency proceedings that are taken against it, the practical and economic significance of which will be, as stated, a complete negation of the value of the Petitioner and its assets. In such a case, the secured creditor, Highbridge is – perhaps – expected to receive some of its debt, while the other creditors are expected to receive almost nothing under the liquidation alternative. Moreover, the plant will close its doors, the Company will lose the FDA approval that it has received (since the approval is dependent on the existence of the plant), all of its employees (more than a hundred employees) will lose their livelihoods, its significant investment in the development of a groundbreaking cancer drug will go to waste and so forth, and the point is clear. Therefore, the arrangement is the best of alternative that could be achieved.

66.	In the context of the existence of alternatives, it is important to note section 13.02 of the Restructuring Support Agreement, which provides that the Petitioner has a “fiduciary out right that is intended to realize the duties of loyalty and trust owed by the board of directors such that, if, during the interim period up to the approval of the arrangement, another offer is submitted to the board of directors that is better than the proposed arrangement, the Petitioner has the right not to enter into the proposed arrangement, but to enter into a contract with the alternative offeror. It should be recalled that the Petitioner is a public company and the signature of the Restructuring Support Agreement and the filing of this Motion will be announced to the entire investor public on the stock exchange. Therefore, this section ensures the best possible outcome from the perspective of the Petitioner and all of the interested parties.

67.	However matters are examined, the arrangement alternative is preferable to the alternative of bankruptcy and liquidation proceedings, which are, in fact, the only reasonable alternative under the circumstances.

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F. Documents and information required pursuant to the Law and Regulations

F(1)	List of assets and liabilities of the Petitioner

68.	The main assets and debts of the Petitioner will be set forth below and are fully detailed in the appendices to the Motion.

F(1).1	Main assets and rights of the Petitioner

69.	Intangible assets: As a biomedical company, the Petitioner has intellectual property such as patents, know-how, trademarks, licenses and so forth, including FDA approval for the drug known as Omisirge. These are off-balance sheet intangible assets.

70.	Short-term restricted deposits: The Petitioner has short-term deposits of approximately $3 million.

71.	Accounts receivable: As set forth in the Form 1, the sole customer of the Petitioner has a total debt of $1.69 million.

72.	Cash: As of halfway through March 2023, the total Cash of the Petitioner was approximately $26 million. For the sake of completeness, it should be noted that the total Cash of the American subsidiary was approximately $1 million.

●	A copy of documents regarding the Cash of the Petitioner (and the American Subsidiary) is attached hereto and marked Appendix 6.

F(1).2	Main debts of the Petitioner

73.	The Petitioner has no debts that are not being repaid in order, and has no “past debts,” within the ordinary meaning of that term.

In fact, the arrangement is unique in that, but for the arrangement, the Company will enter into insolvency in the immediate term, which will cause it to be unable to repay its ordinary debts, in which case the Company will have debts (which will not be repaid) of approximately $3.3 million. The arrangement means that these debts will be paid in order. Some of the main debts of the Petitioner will be noted below:

(a)	Debt owed to Highbridge by virtue of a guarantee for the debts of the Subsidiary by virtue of the issue of the Bonds: On February 16, 2021, a trust deed was entered between the Petitioner, its American Subsidiary and Highbridge under which the American Subsidiary issued $75 million of senior convertible bonds bearing interest at a rate of 5.875% with a redemption date in 2026 (hereinabove and hereinafter: the “Bonds”) by private placement to Highbridge. The Bonds are convertible into shares of the Company. The debt of the American Subsidiary is secured by a guarantee given by the Petitioner.

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(b)	Debt owed to Highbridge by virtue of a guarantee of debts of the Subsidiary pursuant to a loan and lien agreement – On December 12, 2022, a loan and lien agreement was entered (hereinafter: the “Loan and Lien Agreement”) between, inter alia, the Subsidiary as borrower, the Petitioner as guarantor and lien provider, and Highbridge as lender. Under the Loan and Lien Agreement, a loan of $25 million was advanced to the American Subsidiary against, inter alia, the creation of liens over the assets of the Petitioner, including all of the intellectual property of the Petitioner, all of the shares of the Petitioner in the American Subsidiary, fixed assets and certain equipment of the Petitioner and more. This debt today comes to approximately $5 million.

(c)	Debt owed to the employees of the Petitioner – The Petitioner has no debt owing to its employees apart from ordinary debts in relation to salary and associated payments with respect to their employment at the Petitioner. Therefore, the debt presented in this context in the Form 1 is a “debt” that has accrued for two weeks of employment (up to March 15, 2024). The salary and associated payments will continue to be paid in full and on time.

(d)	Contingent liabilities owed to the Israel Innovation Authority – The Petitioner owes a contingent liability to the Israel Innovation Authority in respect of grants received in the past, which, as of the date of this Motion, comes to approximately $44 million. This liability will be repaid in the future (if at all) in the form of payments of royalties to the Israel Innovation Authority in an amount ranging between 3% and 5% of the revenue of the Petitioner in relation to the know-how developed with the help of the Israel Innovation Authority grants.

In this context, it should be noted that, if the arrangement is not approved, the State of Israel (Israel Innovation Authority) will lose any chance of recouping the huge financial grants that it made to the Company. These grants will only be repaid via royalty payments, and the dissolution of the Company will destroy the possibility of sales and royalties.

(e)	Lease agreements – The Petitioner has (future) obligations to pay rent of approximately $3.4 million in 2024-2027.

(f)	Bank Leumi le-Israel Ltd. as a secured creditor – For the sake of good order, it should be noted that there are liens registered in favor of Bank Leumi le-Israel Ltd. However, the Petitioner has no debt owing to Bank Leumi le-Israel, and its accounts at the bank are in credit.

(g)	The Petitioner has no creditors with priority

74.	The assets and debts set forth above are only the main ones. The full list of assets and debts are set forth in the Form 1 that is attached as Appendix 2 to this Motion.

75.	As part of the proposed arrangement and pursuant to that requested in this Motion, if any of said creditors in the Form 1 disagrees with the amounts of the debt set forth in the Motion and/or will be third parties that are not mentioned in the Form 1, who claim the Petitioner’s debt to them, they will be asked to file debt claims with the Petitioner within 14 days, as a condition for their being recognized as creditors of the Petitioner for the purpose of the arrangement and pursuant to the conditions thereof.

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76.	Material agreements to which the Petitioner is a party (regulation 14(4)(g) of the Regulations)-

(a)	Lease agreement with Y.B.D. Investments Ltd., which was entered on December 13, 2017 and is in effect until December 14, 2027.

(b)	Lease agreement with Traub Group Investments Ltd., which was entered on March 14, 2000 and is in effect until June 14, 2025.

(c)	The trust deed agreement and Loan and Lien Agreement, which are described in section 73 above.

Additional details, including amounts, are in the Form 1 that is attached to this Motion.

77.	Distributions made in the last three years – Distributions, within the meaning of that term under the Companies Law, were not made in the last three years.

78.	Detailed statement of debts and assets (Form 1) – Attached hereto with respect to the Petitioner (Appendix 2 above).

79.	Copy of list of officers of the Petitioner – Attached hereto and marked Appendix 7.

80.	Copy of financial statements from the last two years – Attached hereto and marked Appendix 8.

81.	Register of members of the Corporation – An extract of the corporation from the Registrar Companies is attached hereto as Appendix 4. Since the Company is listed, the extract does not reflect the list of shareholders. The current list of shareholders as of a date shortly before the filing of this Motion appears in the Form 1 in the designated space. The Petitioner will report the filing of this Motion and the proposed arrangement to the shareholders in accordance with the rules of the American Securities and Exchange Commission.

82.	Characterization of the customers of the corporation, the level of dependence on them (regulation 14(4)(b) of the Regulations) – The Petitioner is in the advanced stages of commercializing its cell therapy drug, Omisirge, which has been approved by the FDA. Today, the Petitioner has a single customer, namely its sole distributor in the United States. The Petitioner can replace this distributor with a competing distributor if necessary.

This customer enters into trade agreements with transplantation centers that comply with the conditions and restrictions for the order and delivery of Omisirge for each patient that is registered to receive treatment by way of Omisirge. After entering into a trade agreement with the Petitioner, the transplantation center can register patients on the Petitioner’s online interface for onboarding patients and doctors, Gamida Cell Assist, which provides support services for patients whose doctors have prescribed them Omisirge. Doctors at the transplantation centers order the product for the individual patient through Gamida Cell Assist, and the Petitioner manufactures the cell therapy drug for the particular patient based on the request at the manufacturing plant in Kiryat Gat. In 2023, a total of six units of Omisirge were sold to patients.

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83.	Dependence on suppliers and raw materials (regulation 14(4)(c) of the Regulations) – The Petitioner relies on a limited number of suppliers that supply most of the raw materials, apart from biological material such as umbilical cord blood (serum and growth factor) that the Petitioner needs to specifically produce [the drug] as customized for candidates for treatment. Moreover, the Petitioner depends on the availability of human cord blood units, or CBUs, held in American cord blood banks.

84.	Risk factors (regulation 14(4)(d) of the Regulations) – A non-exhaustive list of the main risk factors is as follows:

(a)	Insolvency risk – The high negative cash flow of the Petitioner together with the fact that commercial success is slow in coming and given the current state of the markets, which makes it difficult to raise capital, and the fact the Cash balances of the Company will run out in the next few weeks mean that the Company is on the brink of what can at least be defined as the edge of insolvency, and will enter into insolvency if an immediate solution is not found. It should be noted that the Company has a going concern note. This is the background to the debt arrangement that is under formulation with the creditors of the Petitioner.

(b)	Risk of commercial failure – Notwithstanding the receipt of the FDA approval to market the product and notwithstanding that (a few) sales of the product were recorded in 2023, there is no certainty that the product will be commercially successful. If the product is priced too high and/or the Petitioner’s sales team is too small and/or competing products deliver a better solution, sales will not increase, and the position of the Petitioner will worsen.

(c)	Risk of clinical failure – The approval process for the drug included a final clinical trial with only 100 participants. Notwithstanding its success, the trial supplied limited clinical information. There is a possibility that, with commercial use of the product and monitoring of patients over time, negative phenomena will be discovered that will cause the product to be abandoned by the market.

(d)	Regulatory risks – Notwithstanding the approval of the product for marketing by the American regulator (FDA), the regulatory environment may change in the future, inter alia, on the basis of the results of actual treatment in the commercial environment. These changes may negatively affect the ability of the Petitioner to create sales.

(e)	Geopolitical risk – As an Israeli company, it is exposed to geopolitical risks, especially since its plant is located in the south of the country and against the background of the Swords of Iron war. The Petitioner has a plant in Kiryat Gat, and, if it is shut down, this may cause its activity to stop.

(f)	Intellectual property risk – The commercial success of the Petitioner depends on protecting the patent for its intellectual property and safeguarding its trade secrets. If this protection is undermined, competing manufacturers may utilize this to increase competition against the Petitioner.

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85.	Individual that controls the corporation (regulation 14(4)(e) – None.

86.	Number of employees (regulation 14(4)(i) of the Regulations) – The number of employees of the corporation today is 143 (around the time of the filing of the Motion, a reduction in human resources is expected). The maximum number of employees over the year preceding the filing of the motion for the order to commence proceedings reached up to 158.

87.	Position of the substantial creditors to the Motion (regulation 14(4)(j) of the Regulations) –

(a)	All of the creditors will receive 100% of their debt pursuant to the arrangement, and all of the debts will be repaid in order with the Petitioner continuing to function as a going concern, and there is therefore no reason why they should object to the application, as set forth above.

(b)	The secured creditor, which is also the largest creditor of the Petitioner and also the only creditor that will be harmed by the Motion, agrees to the application.

G. Conclusion

88.	In light of all of the foregoing, the Honorable Court is hereby requested to order as sought at the beginning of the Motion.

89.	The Honorable Court has the subject-matter and personal jurisdiction to hear the Motion in light of the nature and registered address of the Petitioner.

90.	This motion is supported by an affidavit of Ms. Abigail Jenkins, the CEO of the Petitioner.

●	A copy of the affidavit is attached hereto and marked Appendix 9.

Adv. Pinni Yaniv License No. 15378	Adv. Merav Ben Artzi Halpern License No. 64973
Meitar | Law Offices Counsel for the Petitioner